Exhibit 99.1

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION

REPORTS SECOND QUARTER 2009 RESULTS

Company’s Board of Directors Authorizes Management to Make Regulatory Filings to Formally Pursue Madison Square Garden Spin-Off

Bethpage, N.Y., July 30, 2009 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the second quarter ended June 30, 2009.

Second quarter consolidated net revenues grew 9.8% to $1.876 billion compared to the prior year period, reflecting solid revenue growth in Telecommunications Services and Rainbow (primarily due to Sundance which had a full quarter’s worth of results in 2009 compared to two weeks in 2008) as well as the addition of Newsday in the 2009 results.  Consolidated adjusted operating cash flow (“AOCF”) (1) increased 6.8% to $636.3 million and consolidated operating income grew 15.0% to $336.5 million, both compared to the prior year period.

Operating highlights for the second quarter 2009 include:

•                  Year-to-date Consolidated Free Cash Flow from Continuing Operations(1) of $402.6 million

•                  Cable Television net revenue growth of 4.6% and AOCF growth of 6.1% for the quarter

•                  Revenue Generating Unit (“RGU”) additions of 102,800 for the quarter and 383,200 since June 2008

•                  Average Monthly Revenue per Basic Video Customer (“RPS”) of $139.69 in the second quarter of 2009

Cablevision President and CEO James L. Dolan commented:  “For the second quarter, Cablevision enjoyed solid increases in both revenue and AOCF. The company also generated more than $200 million in free cash flow, bringing the total amount for the first six months of 2009 to $403 million.  Meanwhile, our cable operations continued to add revenue generating units, including nearly 40,000 new voice customers, which helped maintain Cablevision’s industry-leading penetration rates.  And finally, Cablevision’s board of directors authorized the company’s management to make the regulatory filings to formally pursue the spin-off of the Madison Square Garden business, which will create two distinct companies, logically organized, with defined strategies and enhanced clarity for investors,” Mr. Dolan concluded.

Results from Continuing Operations (2)

Segment results for the quarters ended June 30, 2009 and 2008 are as follows:

	Revenues, Net		AOCF		Operating Income (Loss)
$ millions	Q2 2009	Q2 2008	Q2 2009	Q2 2008	Q2 2009	Q2 2008

Telecommunications	$1,356.0	$1,291.4	$553.3	$518.3	$327.4	$284.7
Rainbow	252.3	239.7	88.3	72.3	49.0	30.4
MSG (3)	207.3	209.2	10.9	24.6	(8.4)	2.7
Newsday	88.7	—	5.0	—	(2.6)	—
Other (including eliminations)	(28.6)	(32.5)	(21.2)	(19.3)	(28.9)	(25.3)
Total Company	$1,875.7	$1,707.8	$636.3	$595.9	$336.5	$292.5

(1)

See definition of adjusted operating cash flow (“AOCF”) and Consolidated Free Cash Flow from Continuing Operations included in the discussion of non-GAAP financial measures on page 4 of this earnings release.

(2)	Operating results of FSN Bay Area and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.
(3)

Madison Square Garden’s business unit has revised its quarterly and annual cut off methodology utilized with respect to certain revenue and expense items. Financial information for all periods presented in this earnings release reflects the impact of these changes.

Telecommunications Services — Cable Television and Lightpath

Telecommunications Services includes Cable Television — Cablevision’s “Optimum” branded video, high-speed data, and voice residential and commercial services offered over its cable infrastructure — and its “Optimum Lightpath” branded commercial data and voice services.

Telecommunications Services net revenues for the second quarter 2009 rose 5.0% to $1.356 billion, AOCF grew 6.8% to $553.3 million and operating income increased 15.0% to $327.4 million, all compared to the prior year period.

Cable Television

Cable Television second quarter 2009 net revenues increased 4.6% to $1.298 billion, AOCF rose 6.1% to $528.3 million and operating income increased 13.7% to $323.5 million, each compared to the prior year period.  The increases in net revenues, AOCF and operating income were principally driven by the growth in digital video, high-speed data, and voice customers as well as higher rates reflected in second quarter 2009 results.

The second quarter 2009 results reflect:

•                  Basic video customers down 8,700 or 0.3% from March 2009 and down 38,000 or 1.2% from June 2008

•                  iO: Interactive Optimum digital video customers up 56,000 or 2.0% from March 2009 and 113,200 or 4.1% from June 2008

•                  Optimum Online high-speed data customers up 17,900 or 0.7% from March 2009 and 107,500 or 4.5% from June 2008

•                  Optimum Voice customers up 37,600 or 2.0% from March 2009 and 200,500 or 11.3% from June 2008

•                  Revenue Generating Units up 102,800 or 1.0% from March 2009 and 383,200 or 3.8% from June 2008

•                  Cable Television RPS of $139.69, up $3.14 or 2.3% from the first quarter of 2009 and up $7.40 or 5.6% from the second quarter of 2008

Optimum Lightpath

For second quarter 2009, Lightpath net revenues decreased 2.4% to $59.9 million, AOCF increased 21.6% to $25.0 million and operating income improved $3.8 million to $4.0 million, each as compared to the prior year period.  Second quarter 2009 results were impacted by adjustments to intra-segment revenues and interconnection charges both of which were reduced by a favorable resolution of disputed third party charges.  If excluded, revenue growth would have been 7.0%, AOCF growth would have been 14.1% and operating income would have increased by $2.3 million for the quarter.  The improved results were due principally to the continued expansion of the more efficient, higher margin Ethernet business and include the impact of the acquisition of 4Connections in October 2008.

Rainbow

Rainbow consists of the Rainbow National Services (“RNS”) — AMC, WE tv and IFC — as well as Other Programming which includes:  Sundance (effective June 16, 2008), News 12 Networks, VOOM HD (domestic programming discontinued in January 2009), IFC Entertainment, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow ventures.

Rainbow net revenues for the second quarter of 2009 increased 5.3% to $252.3 million, AOCF rose 22.2% to $88.3 million, and operating income grew 61.1% to $49.0 million, all compared to the prior year period.

AMC/WE tv/IFC

Second quarter 2009 net revenues grew 6.7% to $199.1 million, AOCF increased 5.3% to $95.6 million and operating income grew 5.7% to $77.5 million, each compared to the prior year period.

The second quarter 2009 AOCF results reflect:

•                  Viewing subscriber increases of 5.7% at WE tv, 5.2% at IFC and 1.4% at AMC, all compared to June 2008

•                  A 9.9% increase in affiliate revenue compared to the prior year period

•                  A 2.3% increase in advertising revenue, as compared to the prior year period, driven principally by higher pricing at WE tv

•                  An 8.0% increase in operating costs compared to the prior year period, primarily due to increased programming costs at AMC and WE tv related to original programming.

Other Programming

Second quarter 2009 net revenues were essentially flat at $58.2 million, AOCF deficit improved 60.4% to a deficit of $7.3 million and operating loss improved 33.6% to a loss of $28.5 million, all as compared to the prior year period.  The benefit to revenue in the quarter derived by the addition of Sundance (acquired June 2008) was mostly offset by the impact of the discontinuation of the domestic programming business at VOOM HD and our VOD services (Lifeskool and sportskool) in the 2009 results.  The improvement to the AOCF deficit and operating loss was primarily due to the addition of Sundance and cost savings related to VOOM HD.

Madison Square Garden

Madison Square Garden’s primary businesses include: MSG Media (MSG, MSG Plus, Fuse, and MSG Interactive), MSG Entertainment, and MSG Sports (including the New York Knicks, the New York Rangers, the New York Liberty and a wide variety of other premiere live sporting events). Its operations include the MSG Arena, The Theater at Madison Square Garden, Radio City Music Hall, the Beacon Theatre and The Chicago Theatre.  In addition there is a booking arrangement related to the Wang Theatre in Boston.

Madison Square Garden’s second quarter 2009 net revenues decreased 0.9% to $207.3 million, AOCF decreased 55.9% to $10.9 million and operating income decreased $11.1 million to a loss of $8.4 million, all compared to second quarter 2008.

MSG’s second quarter results were impacted by:

•                  MSG Media, including a $9.3 million increase in revenues due to higher affiliate fees

•                  MSG Sports, including a $3.0 million decrease in revenues, primarily related to lower playoff revenue

•                  MSG Entertainment, including an $8.7 million decrease in revenues due to fewer concerts and other entertainment events

•                  Higher administrative compensation costs of $21.4 million, due mostly to higher severance costs in the quarter as well as salary increases, offset by lower legal and other professional fees of $9.1 million and lower advertising and promotional expenses of $3.2 million.

Newsday

The Newsday segment consists of Newsday, a daily newspaper that primarily serves Long Island; amNewYork, a free daily serving New York City; various Internet properties including Newsday.com; and Star Community Publishing, the northeast’s largest group of weekly shopper publications.

Newsday’s second quarter 2009 net revenues were $88.7 million, AOCF was $5.0 million and operating loss was $2.6 million.

Other Matters

On July 29, 2009, the Board of Directors of Cablevision authorized the company’s management to file the appropriate documents with the Securities and Exchange Commission and the IRS to formally pursue a tax-free spin-off of its Madison Square Garden business.  It is anticipated that the spin-off would take the form of a distribution to all shareholders of Cablevision, with holders of Class A common stock receiving Class A shares in Madison Square Garden and holders of Class B common stock receiving Class B shares in Madison Square Garden.  James Dolan would become Executive Chairman of Madison Square Garden and would continue in his present role as President and CEO of Cablevision.  Hank Ratner would become President and CEO of Madison Square Garden, and would remain Cablevision’s Vice Chairman.  Completion of the spin-off is subject to numerous conditions and all required regulatory approvals, including receipt of a ruling from the IRS and final approval of the Cablevision Board of Directors.  The Company hopes to complete this transaction by year-end 2009.  The company issued today a separate press release on the board of directors’ approval to move forward with the spin-off of the Madison Square Garden business.

Separately, the Board of Directors of Cablevision declared a quarterly dividend of $0.10 per share on each outstanding share of both its Cablevision NY Group Class A Stock and its Cablevision NY Group Class B Stock. This quarterly dividend is payable on September 1, 2009 to shareholders of record at the close of business on August 10, 2009.

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense or benefit and restructuring charges or credits.  Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items.  We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of fluctuating stock prices in the case of stock appreciation rights and, in the case of restricted shares and stock options, the settlement of an obligation that is not expected to be made in cash.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure.  We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis.  AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry.  Internally, we use net revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators.  AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”).  Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.  For a reconciliation of AOCF to operating income (loss), please see page 5 of this release.

We define Consolidated Free Cash Flow from Continuing Operations, (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash from operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows.  Net cash from operating activities excludes net cash from operating activities of our discontinued operations.  We believe the most comparable GAAP financial measure of our liquidity is net cash from operating activities.  We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment and other discretionary and non-discretionary cash uses.  It is also one of several indicators of our ability to make investments and/or return capital to our shareholders. We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

COMPANY DESCRIPTION

Cablevision Systems Corporation is one of the nation’s leading media and entertainment companies. Its cable television operations serve more than 3 million households in the New York metropolitan area. The company’s advanced telecommunications offerings include its iO: Interactive Optimum digital television, Optimum Online high-speed Internet, Optimum Voice digital voice-over-cable, and its Optimum Lightpath integrated business communications services. Cablevision operates several successful programming businesses, including AMC, IFC, Sundance Channel and WE tv, through Rainbow Media Holdings LLC, and serves the New York area as publisher of Newsday and other niche publications through Newsday LLC. In addition to these businesses, Cablevision owns Madison Square Garden and its sports teams, the New York Knicks, Rangers and Liberty. The company operates New York’s famed Radio City Music Hall, the Beacon Theatre, and The Chicago Theatre, and owns and operates Clearview Cinemas.  Additional information about Cablevision Systems Corporation is available on the Web at www.cablevision.com.

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industries in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.  The company disclaims any obligation to update any forward-looking statements contained herein.

Contacts:	Charles Schueler	Patricia Armstrong
	Senior Vice President	Senior Vice President
	Media and Community Relations	Investor Relations
	(516) 803-1013	(516) 803-2270

Cablevision’s Web site:  www.cablevision.com

The conference call will be Webcast live today at 10:00 a.m. EST

Conference call dial-in number is (888) 694-4641/ Conference ID Number 15287039

Conference call replay number (706) 645-9291/ Conference ID Number 15287039 until August 6, 2009

CABLEVISION SYSTEMS CORPORATION

CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009 (a)	2008 (a)	2009 (a)	2008 (a)

Revenues, net	$1,875,745	$1,707,835	$3,788,417	$3,438,784
Adjusted operating cash flow	$636,269	$595,862	$1,227,994	$1,113,740
Share-based compensation expense	(22,818)	(17,719)	(36,138)	(26,742)
Restructuring (expense) credits	(4,028)	2,003	(3,856)	1,613
Operating income before depreciation and amortization	609,423	580,146	1,188,000	1,088,611
Depreciation and amortization (including impairments)	272,969	287,622	551,960	548,614
Operating income	336,454	292,524	636,040	539,997
Other income (expense):
Interest expense, net	(187,608)	(181,976)	(380,034)	(388,980)
Gain (loss) on investments, net	18,390	(110,751)	(51,892)	(89,135)
Gain (loss) on equity derivative contracts, net	(15,887)	65,801	42,738	67,221
Gain (loss) on interest rate swap contracts, net	13,907	114,240	(19,829)	7,910
Write-off of deferred financing costs	—	—	(549)	—
Loss on extinguishment of debt	(187)	(2,424)	(21,495)	(2,424)
Miscellaneous, net	2,640	(6)	3,548	1,160
Income from continuing operations before income taxes	167,709	177,408	208,527	135,749
Income tax expense	(80,650)	(84,607)	(100,432)	(70,121)
Income from continuing operations	87,059	92,801	108,095	65,628
Loss from discontinued operations, net of taxes	—	(503)	(18)	(976)
Net income	87,059	92,298	108,077	64,652
Net loss (income) attributable to non-controlling interests	(51)	2,396	148	(509)
Net income attributable to Cablevision Systems Corporation shareholders	$87,008	$94,694	$108,225	$64,143

Basic net income per share:
Income from continuing operations attributable to Cablevision Systems Corporation shareholders	$0.30	$0.33	$0.37	$0.22
Loss from discontinued operations attributable to Cablevision Systems Corporation shareholders	$—	$—	$—	$—
Net income attributable to Cablevision Systems Corporation shareholders	$0.30	$0.33	$0.37	$0.22
Basic weighted average common shares (in thousands)	291,121	290,132	290,946	290,041

Diluted net income per share:
Income from continuing operations attributable to Cablevision Systems Corporation shareholders	$0.29	$0.32	$0.37	$0.22
Loss from discontinued operations attributable to Cablevision Systems Corporation shareholders	$—	$—	$—	$—
Net income attributable to Cablevision Systems Corporation shareholders	$0.29	$0.32	$0.37	$0.22
Diluted weighted average common shares (in thousands)	297,726	294,949	296,079	294,604

Amounts attributable to Cablevision Systems Corporation shareholders:
Income from continuing operations, net of taxes	$87,008	$95,197	$108,243	$65,119
Loss from discontinued operations, net of taxes	—	(503)	(18)	(976)
Net income	$87,008	$94,694	$108,225	$64,143

(a)	Operating results of FSN Bay Area and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.

CABLEVISION SYSTEMS CORPORATION

CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION (Cont’d)

(Dollars in thousands, except per share data)

(Unaudited)

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO

OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow included in this earnings release:

•                  Depreciation and amortization (including impairments).  This adjustment eliminates depreciation and amortization and impairments of long-lived assets in all periods.

•                  Restructuring credits (expense).  This adjustment eliminates the expenses or credits associated with restructuring activities related to the elimination of positions, facility realignment, asset impairments and other related activities in all periods.

•                  Share-based compensation benefit (expense). This adjustment eliminates the compensation benefit (expense) relating to stock options, stock appreciation rights, restricted stock, and restricted stock units granted under our employee stock plans and non-employee director plans in all periods.

	Six Months Ended June 30,
	2009 (a)	2008 (a)
CONSOLIDATED FREE CASH FLOW FROM CONTINUING OPERATIONS (b)

Net cash provided by operating activities (c)	$781,482	$708,579
Less: capital expenditures (d)	(378,846)	(383,661)
Consolidated free cash flow from continuing operations	$402,636	$324,918

(a)                      Excludes the net operating results of FSN Bay Area and Rainbow DBS’ distribution operations which are reported in discontinued operations.  Discontinued operations provided a total of $0.5 million in cash for the six months ended June 30, 2008.

(b)                     See non-GAAP financial measures on page 4 of this release for a definition and discussion of Free Cash Flow from continuing operations.

(c)                      The level of net cash provided by operating activities will continue to depend on a number of variables in addition to our operating performance, including the amount and timing of our interest payments and other working capital items.

(d)                     See page 11 of this release for additional details relating to capital expenditures.

CABLEVISION SYSTEMS CORPORATION

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

(Dollars in thousands)

(Unaudited)

REVENUES, NET

	Three Months Ended June 30,
	2009 (a)	2008 (a)	% Change

Cable Television	$1,298,248	$1,241,578	4.6%
Optimum Lightpath	59,943	61,435	(2.4)%
Eliminations (b)	(2,206)	(11,602)	81.0%
Total Telecommunications	1,355,985	1,291,411	5.0%
AMC/WE tv/IFC	199,086	186,605	6.7%
Other Programming (c)	58,225	58,657	(0.7)%
Eliminations (b)	(4,973)	(5,566)	10.7%
Total Rainbow	252,338	239,696	5.3%
MSG	207,336	209,246	(0.9)%
Newsday (d)	88,672	—	—%
Other (e)	18,384	17,707	3.8%
Eliminations (f)	(46,970)	(50,225)	6.5%
Total Cablevision	$1,875,745	$1,707,835	9.8%

	Six Months Ended June 30,
	2009 (a)	2008 (a)	% Change

Cable Television	$2,570,403	$2,455,956	4.7%
Optimum Lightpath	124,157	120,880	2.7%
Eliminations (b)	(10,276)	(23,545)	56.4%
Total Telecommunications	2,684,284	2,553,291	5.1%
AMC/WE tv/IFC	393,147	365,135	7.7%
Other Programming (c)	119,351	111,576	7.0%
Eliminations (b)	(10,904)	(11,865)	8.1%
Total Rainbow	501,594	464,846	7.9%
MSG	488,654	484,582	0.8%
Newsday (d)	172,088	—	—%
Other (e)	37,950	34,716	9.3%
Eliminations (f)	(96,153)	(98,651)	2.5%
Total Cablevision	$3,788,417	$3,438,784	10.2%

(a)                     Operating results of FSN Bay Area and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.

(b)                     Represents intra-segment revenues.

(c)                      Includes News 12 Networks, VOOM HD Networks (domestic programming discontinued in January 2009), Sundance (effective June 16, 2008), Lifeskool (sold in October 2008), sportskool (sold in September 2008), IFC Entertainment, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow businesses.

(d)                     Newsday’s financial information reflects its operating results subsequent to the date of acquisition on July 29, 2008.

(e)                      Represents net revenues of Clearview Cinemas and PVI Virtual Media.

(f)                        Represents inter-segment revenues.

CABLEVISION SYSTEMS CORPORATION

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

(Dollars in thousands)

(Unaudited)

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended June 30,		%	Three Months Ended June 30,		%
	2009 (a)	2008 (a)	Change	2009 (a)	2008 (a)	Change

Cable Television	$528,332	$497,732	6.1%	$323,463	$284,531	13.7%
Optimum Lightpath	24,999	20,558	21.6%	3,950	128	—%
Total Telecommunications	553,331	518,290	6.8%	327,413	284,659	15.0%
AMC/WE tv/IFC	95,646	90,836	5.3%	77,470	73,286	5.7%
Other Programming (b)	(7,347)	(18,571)	60.4%	(28,481)	(42,879)	33.6%
Total Rainbow	88,299	72,265	22.2%	48,989	30,407	61.1%
MSG	10,870	24,625	(55.9)%	(8,410)	2,653	—%
Newsday (c)	5,038	—	—%	(2,619)	—	—%
Other (d)	(21,269)	(19,318)	(10.1)%	(28,919)	(25,195)	(14.8)%
Total Cablevision	$636,269	$595,862	6.8%	$336,454	$292,524	15.0%

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Six Months Ended June 30,		%	Six Months Ended June 30,		%
	2009 (a)	2008 (a)	Change	2009 (a)	2008 (a)	Change

Cable Television	$1,028,377	$965,455	6.5%	$615,830	$543,206	13.4%
Optimum Lightpath	46,036	38,761	18.8%	5,600	(1,297)	—%
Total Telecommunications	1,074,413	1,004,216	7.0%	621,430	541,909	14.7%
AMC/WE tv/IFC	180,558	165,048	9.4%	145,572	131,139	11.0%
Other Programming (b)	(20,605)	(42,074)	51.0%	(57,740)	(73,036)	20.9%
Total Rainbow	159,953	122,974	30.1%	87,832	58,103	51.2%
MSG	28,500	24,031	18.6%	(8,846)	(15,148)	41.6%
Newsday (c)	5,111	—	—%	(9,830)	—	—%
Other (d)	(39,983)	(37,481)	(6.7)%	(54,546)	(44,867)	(21.6)%
Total Cablevision	$1,227,994	$1,113,740	10.3%	$636,040	$539,997	17.8%

(a)          Operating results of FSN Bay Area and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.

(b)         Includes News 12 Networks, VOOM HD Networks (domestic programming discontinued in January 2009), Sundance (effective June 16, 2008), Lifeskool (sold in October 2008), sportskool (sold in September 2008), IFC Entertainment, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow businesses.

(c)          Newsday’s financial information reflects its operating results subsequent to the date of acquisition on July 29, 2008.

(d)         Includes unallocated corporate general and administrative costs, operating results of Clearview Cinemas, PVI Virtual Media, and certain other items.

CABLEVISION SYSTEMS CORPORATION

SUMMARY OF OPERATING STATISTICS

(Unaudited)

CABLE TELEVISION	June 30, 2009	March 31, 2009	June 30, 2008

Revenue Generating Units (in thousands)
Basic Video Customers	3,093	3,102	3,132
iO Digital Video Customers	2,902	2,846	2,789
Optimum Online High-Speed Data Customers	2,503	2,485	2,395
Optimum Voice Customers	1,967	1,930	1,766
Total Revenue Generating Units	10,465	10,363	10,082

Customer Relationships (in thousands) (a)	3,321	3,325	3,338

Homes Passed (in thousands)	4,782	4,756	4,697

Penetration
Basic Video to Homes Passed	64.7%	65.2%	66.7%
iO Digital to Basic Penetration	93.8%	91.7%	89.1%
Optimum Online to Homes Passed	52.3%	52.3%	51.0%
Optimum Voice to Homes Passed	41.1%	40.6%	37.6%

Revenues for the three months ended (dollars in millions)

Video (b)	$769	$762	$741
High-Speed Data	288	282	275
Voice	192	187	169
Advertising	26	19	31
Other (c)	23	22	26
Total Cable Television Revenue	$1,298	$1,272	$1,242

Average Monthly Revenue per Basic Video Customer (“RPS”) (d)	$139.69	$136.55	$132.29

(a)                      Number of customers who receive at least one of the company’s services, including business modem only customers.

(b)                     Includes analog, digital, PPV, VOD and DVR revenue.

(c)                      Includes installation revenue, NY Interconnect, home shopping and other product offerings.

(d)                     RPS is calculated by dividing average monthly cable television GAAP revenue for the quarter by the average number of basic video customers for the quarter.

RAINBOW	June 30, 2009	March 31, 2009	June 30, 2008

Viewing Subscribers (in thousands)
AMC	86,600	86,500	85,400
WE tv	62,200	61,700	58,900
IFC	49,800	49,600	47,300
Sundance	33,100	33,100	29,600

CABLEVISION SYSTEMS CORPORATION

CAPITALIZATION AND LEVERAGE

(Dollars in thousands)

(Unaudited)

June 30, 2009

CAPITALIZATION
Cash and cash equivalents	$406,902

Bank debt	$5,458,750
Senior notes and debentures	5,498,932
Senior subordinated notes	323,691
Collateralized indebtedness	422,779
Capital lease obligations and note payable	60,732
Debt	$11,764,884

LEVERAGE
Debt	$11,764,884
Less: Collateralized indebtedness of unrestricted subsidiaries (a)	422,779
Cash and cash equivalents	406,902
Net debt	$10,935,203

Leverage Ratios (b)
Consolidated net debt to AOCF leverage ratio (a) (c)	4.3
Restricted Group leverage ratio (Bank Test) (d) (e)	4.2
CSC Holdings notes and debentures leverage ratio (d) (e)	4.2
Cablevision senior notes leverage ratio (e) (f)	5.0
Rainbow National Services notes leverage ratio (g)	3.4

(a)                      Collateralized indebtedness is excluded from the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the company’s only obligation at maturity is to deliver, at its option, the stock or its cash equivalent.

(b)                     Leverage ratios are based on face amount of outstanding debt.

(c)                      AOCF is annualized based on the second quarter 2009 results, as reported, except with respect to Madison Square Garden, which is based on a trailing 12 months.

(d)                     Reflects the debt to cash flow ratios applicable under CSC Holdings’ bank credit agreement and senior notes indentures (which exclude Cablevision’s approximately $1.0 billion of senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries which are comprised of Rainbow, MSG and Newsday).  The annualized AOCF (as defined) used in the Restricted Group leverage ratio and the CSC Holdings notes and debentures leverage ratio is $2.2 billion.

(e)                      Includes CSC Holdings’ guarantee of Newsday LLC’s $650 million senior secured credit facility.

(f)                        Adjusts the debt to cash flow ratio as calculated under the CSC Holdings notes and debentures leverage ratio to include Cablevision’s approximately $1.0 billion of senior notes plus the $682 million of senior notes Cablevision contributed to Newsday Holdings LLC.

(g)                     Reflects the debt to cash flow ratio under the Rainbow National Services notes indentures.  The annualized AOCF (as defined) used in the notes ratio is $383.1 million.

CABLEVISION SYSTEMS CORPORATION

CAPITAL EXPENDITURES

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30,
	2009	2008
CAPITAL EXPENDITURES
Consumer premise equipment	$76,814	$78,158
Scalable infrastructure	42,066	40,046
Line extensions	7,540	6,456
Upgrade/rebuild	5,190	1,202
Support	23,311	28,703
Total Cable Television	154,921	154,565
Optimum Lightpath	21,924	19,796
Total Telecommunications	176,845	174,361
Rainbow	2,760	4,045
MSG	9,004	5,979
Newsday	1,453	—
Other (Corporate, Theatres and PVI)	5,016	5,816
Total Cablevision	$195,078	$190,201

	Six Months Ended June 30,
	2009	2008
CAPITAL EXPENDITURES
Consumer premise equipment	$177,847	$190,730
Scalable infrastructure	64,154	66,264
Line extensions	14,445	14,101
Upgrade/rebuild	8,640	2,521
Support	37,445	39,427
Total Cable Television	302,531	313,043
Optimum Lightpath	36,617	36,894
Total Telecommunications	339,148	349,937
Rainbow	4,431	9,474
MSG	23,810	14,261
Newsday	3,571	—
Other (Corporate, Theatres and PVI)	7,886	9,989
Total Cablevision	$378,846	$383,661